Exhibit 99.4

For Immediate Release

23 April 2008

Danka Business Systems PLC

(“Danka” or the “Company”)

Proposed Divestiture of Danka’s U.S. Business Operations to Konica Minolta and

Members Voluntary Liquidation

Further to the announcement on 9 April 2008 that Danka had signed a definitive agreement with Konica Minolta Business Solutions U.S.A., Inc. (“Konica Minolta”), to acquire Danka’s wholly-owned U.S. subsidiary, Danka Office Imaging Company, and that the Board of Danka proposed placing the Company into members voluntary liquidation (the “Liquidation”), the Board of Danka announces that it has entered into a deed of undertaking (the “Deed of Undertaking”) with the holders of the 6.50% senior convertible participating shares of U.S. $1.00 each in the capital of the Company (the “Participating Shares”), pursuant to which the holders of Danka’s ordinary shares and ADSs representing Danka’s ordinary shares would be entitled to receive an aggregate cash distribution of approximately US$6.5 million in the Liquidation.

Under the terms of Danka’s Articles of Association (the “Articles”), on a liquidation of the Company the holders of the Participating Shares are currently entitled to receive the sum of approximately US$372 million. The Board believes that the relevant provisions of the Articles require the entirety of the amount which would ultimately be available for distribution to Danka’s shareholders in the Liquidation to be paid to the holders of the Participating Shares, leaving no amount available for distribution to the holders of Danka’s ordinary shares or ADSs.

However, in order to ensure that there is some return to the holders of the Danka’s ordinary shares and ADSs in the Liquidation, the Board of Danka has, pursuant to the Deed of Undertaking, procured the agreement of the holders of the Participating Shares, notwithstanding their rights under the Articles, to irrevocably and unconditionally direct and instruct the Company’s liquidators to pay, out of the proceeds of the Liquidation prior to any distribution of the proceeds of the Liquidation to the holders of Participating Shares, to the persons who hold ordinary shares and ADSs as at the time at which the Liquidation commences, an aggregate amount in cash equal to approximately US$6.5 million, on the basis of a payment in cash of US$0.025 per ordinary share and a payment in cash of US$0.10 per ADS.

Following this payment, any additional proceeds of the Liquidation are to be paid to the holders of Participating Shares in accordance with the Articles and holders of ordinary shares and ADSs would not receive any further distributions from the proceeds of the Liquidation.

Danka shareholders should note that the disposal to Konica Minolta and the Liquidation remain conditional on shareholder approval of resolutions to be proposed at the extraordinary general meeting of the Company (the “EGM”), to be convened in due course. The obligations of the Participating Shareholders under the Deed of Undertaking are conditional on these resolutions being duly approved by the requisite majorities and completion of the disposal taking place.

Further details of the Deed of Undertaking and the other proposals to be considered by Danka’s shareholders at the EGM will be set out in the shareholder circular convening the EGM and the proxy statement, each of which will be posted to Danka shareholders as soon as possible.

Enquiries

Danka: Edward Quibell, Chief Financial Officer, (727) 622-2760

Weber Shandwick Financial (London)

James White/Laura Vaughn, 020 7067 0700

Evolution Securities Limited (London)

(Sponsor to Danka Business Systems PLC)

Stuart Andrews / Bobbie Hilliam, 020 7071 4300

Evolution Securities Limited (“Evolution Securities”), which is authorised in the United Kingdom by the Financial Services Authority, is acting as Sponsor to Danka Business Systems PLC and no one else in connection with the transaction referred to in this announcement and will not be responsible to anyone other than the Company for providing the protections afforded to customers of Evolution Securities, or for advising any other person in connection with the transaction referred to in this announcement.

This announcement is not intended to and does not constitute, or form any part of, an offer to sell or an invitation to purchase any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the transactions referred to herein or otherwise. Persons who are not resident in the United Kingdom, or who are subject to the laws of any jurisdiction other than the United Kingdom, should inform themselves about, and observe any applicable legal and regulatory requirements.

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